NEWS RELEASE

NeoMedia Restructures Loans

Boulder, February 5, 2013 – NeoMedia Technologies, Inc. (OTC BB: NEOM), the pioneer in global mobile barcode management solutions, today announced that it has worked with YA Global Investments, LP (“YA”) to extend the maturity date on its loans. NeoMedia’s business has been growing and the restructure will allow NeoMedia to continue to build its business in a sustainable fashion.

The restructured agreement will extend the maturity date of the existing loans by 12 months until August 1, 2014, an extension from the original maturity date of August 1, 2013. The agreement also cancels 1.4 billion of the 1.9 billion warrants assigned to YA and resets the exercise price on the remaining warrants.

“We are happy to have again been able to work with YA on extending the maturity date of our loans which will contribute to removing the ‘going concern’ opinion in our SEC filings,” said Laura Marriott, Chief Executive Officer of NeoMedia Technologies, Inc. “We have not required any funding since September 2012, given the success of our 2D Core and IP licensing businesses, and anticipate this trend to continue as our business continues to expand in the growing QR marketplace.”

-ENDS-

About NeoMedia

NeoMedia Technologies, Inc. is the pioneer in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem worldwide. Its solutions have transformed nearly 25 million mobile devices with cameras across 193 countries into barcode scanners, enabling a range of practical and engaging applications. With its suite of products, services and extensive IP portfolio, NeoMedia is able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include international brands, agencies, handset manufacturers and platform providers. The company also has a growing portfolio of patent licensees including Microsoft and Kraft Foods Group, Inc. Learn more at www.neom.com or one of our online destinations: LinkedIn, Twitter, and, Pinterest.

For PR inquiries, please contact NeoMedia’s PR team:

For PR inquiries, please contact NeoMedia’s PR team:

US: Lisa Astor / Marki Conway, +1 617 502 4300

press@neom.com